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                                                                     Exhibit 3.1


                                   COMPOSITE

                           ARTICLES OF INCORPORATION

                                       OF

                           INFORMEDIX HOLDINGS, INC.

         I, the person hereinafter named as Incorporator, for the purpose of associating to establish a corporation, under the provisions and subject to the requirements of Title 7, Chapter 78 of the Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopt and make the following Articles of Incorporation:

         FIRST: The name of the corporation (the "Corporation") is InforMedix Holdings, Inc.

         SECOND: The name of the Corporation's resident agent in the State of Nevada is Johnny R. Thomas, and the street address of the said agent where process may be served upon the corporation is 1700 W. Horizon Ridge Parkway, Henderson, Nevada 89012. The mailing address and the street address of the said resident agent are identical.

         THIRD:

         (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 49,000,000, all of such authorized shares having a par value of $.001 per share. Of such authorized shares, (i) 40,000,000 shares shall be shares of common stock and (ii) 9,000,000 shares shall be shares of preferred stock.

         (b) Subject to the rights, privileges, preferences and priorities of any holders of preferred stock, holders of common stock shall be entitled to dividends out of funds legally available therefor, when, as and if declared and paid to the holders of common stock, and, upon liquidation, dissolution or winding up of the Corporation, share ratably in the assets of the Corporation available for distribution to the holders of common stock. Except as otherwise provided in these Articles of Incorporation or by law, the holders of common stock shall have full voting rights and powers, and each share of common stock shall be entitled to one vote on each matter for which a vote of holders of common stock is required under law or is otherwise conducted. All shares of common stock shall be identical with each other in every respect.

         (c) Authority is vested in the Board of Directors of the Corporation to prescribe the classes, series and number of each class or series of the preferred stock of the Corporation and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of the preferred stock of the Corporation; provided, however, that all shares of a series must have voting powers, designations, preferences, limitations, restrictions and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of other series of the same class of preferred stock. Such prescription shall be stated and expressed by resolution or resolutions of the Board of Directors of the Corporation before the issuance of shares of that class or series of preferred stock.

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         (d)      The provisions of this Article THIRD do not restrict the Board of Directors of the Corporation from taking action to protect the interests of the Corporation and the stockholders of the Corporation, including, but not limited to, adopting or executing plans, arrangements or instruments that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power.

         FOURTH: The governing board of the Corporation shall be styled as a "Board of Directors," and any member of said Board shall be styled as a "Director."

         The number of members constituting the first Board of Directors of the Corporation is two; and the names and the post office box or street address, either residence or business, of said members are as follows:

         Name                      Address
         ----                      -------

         Johnny R. Thomas          1700 W. Horizon Ridge Parkway
                                   Henderson, Nevada 89012

         John C. Francis           1700 W. Horizon Ridge Parkway
                                   Henderson, Nevada 89012

         The number of directors of the Corporation may be increased or decreased in the manner provided in the By-Laws of the Corporation; provided, that the number of directors shall never be less than one. In the interim between election of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

         FIFTH: The name and the post office box or street address, either residence or business, of the incorporator signing these Articles of Incorporation are as follows:

         Name                      Address
         ----                      -------

         Elliot H. Lutzker, Esq.   Snow Becker Krauss P.C.
                                   605 Third Avenue
                                   New York, New York 10158

         SIXTH: The Corporation shall have perpetual existence.


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         SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

         EIGHTH: The Corporation may, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         NINTH: The Corporation may engage in any lawful activity.

         TENTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


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